STOCK PURCHASE AGREEMENT

     Agreement dated as of March 6, 2000 between Starfest, Inc., a California corporation ("SFST"), on the one hand, and MAS Capital Inc. ("MASC").

1.     THE  ACQUISITION.

1.1 Purchase and Sale Subject to the Terms and Conditions of this Agreement. At the Closing to be held as provided in Section 2, MASC shall sell the MAS XX Shares (defined below) to SFST, free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws. SFSX shall pay SFSX Shares (defined below) to MASC, free and clear of all Encumbrances without any restrictions.

1.2 Purchase Price. SFST will pay $100,000 cash to MASC for 8,250,000 shares of MAS Acquisition XX Corp. ("MAS XX"), representing approximately 96.8% of the issued and outstanding common shares of MAS XX (the "MAS XX Shares"). In addition SFSX will pay 150,000 common shares of Starfest, Inc. ("SFSX Shares", OTC B/B symbol "SFSX") to MASC as consulting fee.

2.     THE  CLOSING.

2.1 Place and Time. The closing of the sale the MAS XX Shares (the "Closing") shall take place at the office of MAS Acquisition XX Corp., 1710 E. Division St., Evansville, IN 47711 no later than the close of business (Central time) on or before March 8, 2000 or at such other place, date and time as the parties may agree in writing.

2.2 Deliveries by MASC. At the Closing,  the MASC shall deliver the following to
SFST:

1. Certificates representing the MAS XX Shares, duly endorsed for transfer to SFST and accompanied by appropriate guaranteed stock powers; MASC shall deliver to SFST at the Closing, a certificate representing the MAS XX Shares registered in the name of SFST (without any legend or other reference to any Encumbrance other than appropriate federal securities law limitations).

2. The documents contemplated by Section 3.


3. All other documents, instruments and writings required by this Agreement to be delivered by MASC at the Closing and any other documents or records relating to MAS XX's business reasonably requested by SFST in connection with this Agreement.


2.3  Deliveries  by SFST.  At the Closing,  SFST shall  deliver the following to
MASC:

1.     $100,000 cash by wire transfer to the account of MASC contemplated  by section  1.

2. Certificates representing the SFSX Shares, duly endorsed for transfer to MASC and accompanied by appropriate guaranteed stock powers; SFST shall deliver to MASC at the Closing, a certificate representing the SFSX Shares registered in the name of MASC (without any legend or other reference to any Encumbrance).

2.     The  documents  contemplated  by  Section  4.

3. All other documents, instruments and writings required by this Agreement to be delivered by SFST at the Closing.

3.     CONDITIONS  TO  SFST'S  OBLIGATIONS.

     The obligations of SFST to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by SFST:

3.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits SFST's acquisition of the MAS XX Shares or that will require any divestiture as a result of SFST's acquisition of the MAS XX Shares or that will require all or any part of the business of SFST to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on SFST or MAS XX if this Agreement is consummated shall be pending.

3.2 Representations, Warranties and Agreements. (a) The representations and warranties of MASC set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) MASC shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

3.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of SFST's acquisition of the MAS XX Shares shall have been obtained and shall be in full force and effect.

3.4 Resignations of Director. Effective on the Closing Date, all of officers and directors shall have resigned as an officer, director and employee of MAS XX.

4.     CONDITIONS  TO  MASC'S  OBLIGATIONS.

     The obligations of MASC to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by MASC:

4.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits SFST's acquisition of the MAS XX Shares or that will require any divestiture as a result of SFST's acquisition of the MAS XX Shares or that will require all or any part of the business of SFST or MAS XX to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on SFST or MAS XX if this Agreement is consummated shall be pending.

4.2 Representations, Warranties and Agreements. (a) The representations and warranties of SFST set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) SFST shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

4.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of SFST's acquisition of the MAS XX Shares shall have been obtained and shall be in full force and effect.

5.     REPRESENTATIONS  AND  WARRANTIES  OF  MASC.

     MASC represents and warrants to SFST that, to the knowledge of MASC, and except as set forth in an MAS XX Disclosure Letter:

5.1 Authorization. MASC is a corporation duly organized, validly existing and in good standing under the laws of the state of Indiana. This Agreement constitutes a valid and binding obligation of MASC, enforceable against it in accordance with its terms.

5.2 Capitalization. The authorized capital stock of MAS XX consists of 80,000,000 authorized shares of stock, par value $.001, and 20,000,000 preferred shares, par value $.001, of which 8,519,900 common shares are presently issued and outstanding. No shares have been registered under state or federal securities laws. As of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of MAS XX obligating MAS XX to issue any additional shares of common or preferred stock or any of its securities of any kind.

5.3 Ownership of MAS XX Shares. The delivery of certificates to SFST provided in
Section 2.2 will result in SFST's immediate acquisition of record and beneficial ownership of the MAS XX Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws.

5.4 Consents and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by MAS XX or SFST or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by MAS XX or the consummation of the sale of the MAS XX Shares to SFST.

5.5 Financial Statements. MAS XX has delivered to SFST the balance sheet of MAS XX as at June 30, 1998 and June 30, 1999, and statements of income and changes in financial position for the fiscal years then ended and the period from inception to the period then ended, together with the report thereon of MAS XX's independent accountant (the "MAS XX Financial Statements"). The MAS XX Financial Statements are accurate and complete in accordance with generally accepted accounting principles. The independent accountants for MAS XX will furnish any and all work papers required by SFST and will sign any and all consent required to be signed to include the financial statements of SFST in any subsequent filing by SFST.

5.6 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving MAS XX which is likely to have a material adverse effect on the business or financial condition of MAS XX.

5.7 Absence of Certain Changes. Since the date of the MAS XX Financial Statements, MAS XX has not:

1.  suffered  the  damage  or  destruction  of any of its  properties  or assets
(whether or not covered by insurance) which is materially adverse to the business or financial condition of MAS XX or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

4. organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;

5. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

6. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

7. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

8. canceled any material debts or waived any material claims or rights, except in the ordinary course of business;

9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

10. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

11. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business,
(ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

12. made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $100,000 in the aggregate;

13. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

14. written down or been required to write down any inventory in an aggregate amount in excess of $ 2,000;

15.     entered  into  any collective bargaining or union contract or agreement;
or

16. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of MAS XX.

5.8 No Material Adverse Change. Since the date of the MAS XX Financial Statements, there has not been any material adverse change in the business or financial condition of MAS XX.

5.9 Brokers or Finders. MASC has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the MAS XX Shares to SFST.

6.     REPRESENTATIONS  AND  WARRANTIES  OF  SFST.

     SFST represents and warrants to MASC that, to the Knowledge of SFST (which limitation shall not apply to Section 6.3). Such representations and warranties shall survive the Closing for a period of two years.

6.1 Organization of SFST; Authorization. SFST is a corporation duly organized, validly existing and in good standing under the laws of California with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of SFST and this Agreement constitutes a valid and binding obligation of SFST; enforceable against it in accordance with its terms.

6.2 Capitalization. The authorized capital stock of SFST consists of 65,000,000 authorized shares of common stock, no par value of which 23,000,000 are presently issued and outstanding.

6.3 Ownership of SFSX Shares.  The delivery of  certificates to MASC provided in
Section 2.2 will result MASC's immediate acquisition of record and beneficial ownership of the SFST Shares, free and clear of all Encumbrances.

6.2 No Conflict as to SFST and Subsidiaries. Neither the execution and delivery of this Agreement will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of SFST or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of SFST or any of its Subsidiaries under, any material agreement or commitment to which SFST or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of SFST or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to SFST or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations,  accelerations  or  Encumbrances  described  in clause (b) of this
Section 6.4, for such matters which are not likely to have a material adverse effect on the business or financial condition of SFST and its Subsidiaries, taken as a whole.

6.4 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by SFST or any of either of their Subsidiaries in connection with the execution, delivery and performance of this Agreement by SFST.

6.5 Other Consents. No consent of any Person is required to be obtained by MAS XX or SFST to the execution, delivery and performance of this Agreement including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of MAS XX or SFST.

6.6 Financial Statements. After closing, SFST ackwledge and agrees that within 60 days from the effective date of this agreement, SFST shall have file on Form 8-K which includes two years of audited and unaudited consolidated financial statements of SFST. Such SFST Financial Statements and notes shall fairly present the financial condition and results of operations of SFST and its Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto, and shall be utilizable in any SEC filing in compliance with Rule 310 of Regulation S-B promulgated under the Securities Act.

6.7 Brokers or Finders. SFST has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the purchase of the MAS XX Shares.

6.8 Purchase for Investment. SFST is purchasing the MAS XX Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

7.     Access  and  Reporting;  Filings  With  Governmental  Authorities;  Other
Covenants.

7.1 Access Between the date of this Agreement and the Closing Date. Each of MASC and SFST shall (a) give to the other and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of MAS XX or SFST, as the case may be, and to its books and records,
(b) permit the other to make inspections thereof, and (c) cause its officers and its advisors to furnish the other with such financial and operating data and other information with respect to the business and properties of such party and its Subsidiaries and to discuss with such and its authorized representatives its affairs and those of its Subsidiaries, all as the other may from time to time reasonably request.

7.2 Regulatory Matters. MASC and SFST shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

8. CONDUCT OF MAS XX'S BUSINESS PRIOR TO THE CLOSING. MASC shall use its best efforts to ensure the following:

8.1 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, MAS XX shall cause conduct its businesses in all material respects in the ordinary course.

8.2 Business Organization. Between the date of this Agreement and the Closing Date, MAS XX shall (a) preserve substantially intact the business organization of MAS XX; and (b) preserve in all material respects the present business relationships and good will of MAS XX.

8.3 Corporate Organization. Between the date of this Agreement and the Closing Date, MAS XX shall not cause or permit any amendment of its certificate of incorporation or by-laws (or other governing instrument) and shall not:

1. issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

2. create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities;

3. reclassify, split up or otherwise change any of its Equity Securities; be party to any merger, consolidation or other business combination;

4. sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of MAS XX except in the ordinary course of business; or

5. organize any new Subsidiary or acquire any Equity Securities of any Person or any equity or ownership interest in any business.

8.4 Other Restrictions. Between the date of this Agreement and the Closing Date, MAS XX shall not:

1. borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

2. create any material Encumbrance on any of its material properties or assets;

3. increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

4. create or materially modify any material bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

5.     make  any  capital  expenditure  or  acquire  any  property  or  assets;

6. enter into any agreement that materially restricts SFST, MAS XX or any of their Subsidiaries from carrying on business;

7. pay, discharge or satisfy any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations reflected in the MAS XX Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the MAS XX Financial Statements; or

8. cancel any material debts or waive any material claims or rights.

9.     DEFINITIONS.

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.

9.1 "Business Day" = Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

9.2          "Code"  =  The  Internal  Revenue  Code  of  1986,  as  amended.

9.3 "Encumbrances" = Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.

9.4 "Equity Securities" = See Rule 3aB11B1 under the Securities Exchange Act of 1934.

9.5 "ERISA" = The Employee Retirement Income Security Act of 1974, as amended.

9.6 "Governmental Body" = Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.

9.7          "Knowledge"  =  Actual  knowledge,  after reasonable investigation.

9.8 "Person" = Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

9.9 "Subsidiary" = With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

10.     TERMINATION.

10.1 Termination. This Agreement may be terminated before the Closing occurs only as follows:

1. By MASC at any time on or after March 8, 2000, if $100,000 cash is not received by MASC at MASC's account.

2. By SFST, by notice to MASC at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

3. By MASC, by notice to SFST at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall terminate without any liability or further obligation of any party to another.

13. NOTICES. All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).

     (a)          If  to  SFST:
                  Starfest, Inc.
                  9494 E. Redfield Road, #1136
                  Scottsdale, AZ 85260
                  Facsimile No.: (480) 551-8285
                  Attn: Michael Huemmer, President

     (b)          If  to  MASC:
                  MAS Capital Inc.
                  1710 E. Division St.
                  Evansville, IN 47711
                  Facsimile  No.:  (812)  479-7266
                  Attention: Aaron Tsai, President

14.     MISCELLANEOUS.

14.2 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

14.3 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

14.4 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14.5 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

14.7 Governing Law, Venue. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Indiana, without regard to the conflicts of law principles thereof. Venue for any cause of action brought to enforce any part of this Agreement shall be in Indiana.

14.8 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of MAS XX or the MASC shall be needed in connection with any merger or consolidation of SFST with or into another entity.


     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective offi-cers, hereunto duly authorized, and entered into as of the date first above written.


STARFEST, INC.
a  California corporation

/s/Michael Huemmer
------------------------------
By: Michael Huemmer, President



MAS CAPITAL INC.

/s/Aaron Tsai
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By: Aaron Tsai, President